UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 29, 2018

KEMET Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-15491	57-0923789
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

KEMET Tower, One East Broward Blvd., Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

(954) 766-2800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On October 29, 2018, KEMET Corporation, a Delaware corporation (“KEMET” or the “Company”), a leading global supplier of passive electronic components, announced that TOKIN Corporation, a Japanese incorporated subsidiary of the Company (“TOKIN”), entered into a new 33 billion Japanese Yen (approximately $296 million) Term Loan Agreement (the “Term Loan Facility”) by and among TOKIN, the lenders party thereto (the “Lenders”) and Sumitomo Mitsui Trust Bank Limited, in its capacity as agent (the “Agent”), arranger and Lender. The Company expects the closing and funding of the new Term Loan Facility, which is subject to customary terms and conditions, to occur on or around November 7, 2018.
The proceeds from the new Term Loan Facility will be used by TOKIN to make intercompany loans to the Company. The Company will use the proceeds of the loans from TOKIN, together with other cash on hand, to prepay in full all of the outstanding amounts under the Company’s existing Term Loan Credit Agreement dated April 28, 2017 (the “Existing Term Facility”), by and among the Company, KEMET Electronics Corporation (“KEC”), the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent, and to pay related fees, costs and expenses (including a prepayment penalty of 1%). The Company currently has approximately $323.4 million outstanding under the Existing Term Facility. The new Term Loan Facility consists of (i) a ¥16.5 billion (approximately $148 million) Term Loan A tranche (the “Term Loan A”) and (ii) a ¥16.5 billion (approximately $148 million) Term Loan B tranche (the “Term Loan B” and, together with the Term Loan A, collectively, the “Term Loans”). Principal payments under Term Loan A are required semi-annually, in the amount of ¥1,375,000 (approximately $12.3 million), while the principal of Term Loan B is due in one payment at maturity. Interest payments are due semi-annually on the Term Loans, with the interest rate based on a margin over the six-month Japanese Yen Tokyo Interbank Offered Rate (TIBOR). The applicable margin for Term Loan A is 2.00% and for Term Loan B is 2.25%. The new Term Loans mature on September 30, 2024. KEMET and certain subsidiaries of TOKIN will be providing guarantees of the obligations under the Term Loan Facility, which will also be secured by certain assets, properties and equity interests of TOKIN and its material subsidiaries. The Term Loan Agreement contains customary covenants applicable to both the Company and to TOKIN, including maintenance of a consolidated leverage ratio, the absence of two consecutive years of operating losses and the maintenance of certain required levels of net assets. The Term Loan Agreement also contains customary events of default. TOKIN may prepay the Term Loans at any time, subject to certain notice requirements and reimbursement of loan breakage costs.
In connection with the closing of the new Term Loan Facility, KEMET also entered into Amendment No. 10 to Loan and Security Agreement, Waiver and Consent, dated as of October 29, 2018 (the “Revolver Amendment”), by and among KEMET, KEC, the other borrowers named therein, the financial institutions party thereto as lenders and Bank of America, N.A., a national banking association, as agent for the lenders. The Revolver Amendment provides KEMET with, among other things, increased flexibility for certain restricted payments, and also releases certain pledges to allow the Company to complete the refinancing. The revolving credit facility is currently undrawn.
The foregoing descriptions of the Term Loan Agreement, the guarantee agreement dated October 29, 2018, by and between the Company and the Agent (the “Guarantee Agreement”) and the Revolver Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Term Loan Agreement, the Guarantee Agreement and the Revolver Amendment, which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. A copy of the press release announcing the Term Loan Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial statements and Exhibits
(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	English Translation of the Term Loan Agreement, dated October 29, 2018, by and among TOKIN Corporation, the Lenders party thereto and Sumitomo Mitsui Trust Bank Limited, in its capacity as agent.
10.2	Form of Guaranty Agreement, dated October 29, 2018, by and between KEMET Corporation and Sumitomo Mitsui Trust Bank Limited, in its capacity as agent (included in Exhibit 10.1 above).
10.3
Amendment No. 10 to Loan and Security Agreement, Waiver and Consent, dated as of October 29, 2018, by and among KEMET, the other borrowers named therein, the financial institutions party thereto as lenders and Bank of America, N.A., a national banking association, as agent for the lenders.

99.1	News Release, dated October 29, 2018.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 29, 2018	KEMET Corporation

	By:	/s/ WILLIAM M. LOWE, JR.
William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer